EXHIBIT 99.1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Class A Ordinary Shares, par value $0.00025 per share, of NIO Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED as of this 8th day of January, 2026.

CYVN INVESTMENTS RSC LTD
By: /s/ Samer Salah Abdelhaq
 Name: Samer Salah Abdelhaq
 Title: Director

By: /s/ Eddy Skaf
 Name: Eddy Skaf
 Title: Director

L’IMAD HOLDING COMPANY - P.J.S.C
By: /s/ H.E. Jassem Mohamed Obaid Bu Ataba Alzaabi
 Name: H.E. Jassem Mohamed Obaid Bu Ataba Alzaabi
 Title: Authorized Signatory